As filed with the Securities and Exchange Commission on March 23, 2005

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

QUICKLOGIC CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	1277 Orleans Drive Sunnyvale, CA 94089 (408) 990-4000	77-0188504
(State or other jurisdiction of incorporation or organization)	(Address, including zip code, of Registrant’s principal executive offices)	(I.R.S. Employer Identification No.)

1999 STOCK PLAN

1999 EMPLOYEE STOCK PURCHASE PLAN

(Full title of the plans)

Carl M. Mills

Chief Financial Officer

QuickLogic Corporation

1277 Orleans Drive

Sunnyvale, CA 94089

(408) 990-4000

(Name, address, and telephone number, including area code, of agent for service)

Copy to:

Aaron J. Alter, Esq.

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304

(650) 493-9300

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value, issuable under QuickLogic’s 1999 Stock Plan	6,704,207 shares	$3.385	(2)	$22,693,741	$2,672
Common Stock, $0.001 par value, issuable under QuickLogic’s 1999 Employee Stock Purchase Plan	2,943,484 shares	$2.87725	(3)	$8,469,140	$997
Total Resigstration Fees:				$31,162,881	$3,669

(1)               This registration statement shall also cover any additional shares of common stock which become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of common stock.

(2)               The proposed maximum offering price per share was determined pursuant to Rule 457(h) of the Securities Act of 1933, solely for purposes of calculating the registration fee, to be equal to $3.385 per share, the average of the high and low price of QuickLogic common stock, as reported on The Nasdaq Stock Market on March 21, 2005.

(3)               The proposed maximum offering price per share was determined pursuant to Rule 457(h) of the Securities Act of 1933, solely for purposes of calculating the registration fee, to be equal to $2.87725 per share, the average of the high and low price of QuickLogic common stock, as reported on The Nasdaq Stock Market on March 21, 2005, multiplied by 85%, which is the percentage of the trading price applicable to purchases under the ESPP.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents and information previously filed with the Securities and Exchange Commission (the “Commission”) by QuickLogic Corporation (the “Registrant”) are incorporated by reference herein.

1.               Annual Report on Form 10-K for the fiscal year ended January 2, 2005, filed with the Commission on March 17, 2005.

2.               Current report on Form 8-K filed with the Commission on February 2, 2005.

3.               Definitive Proxy Statement on Schedule 14A filed with the Commission on March 17, 2005.

4.               The description of the common stock of the Registrant contained in Registration Statement on Form 8-A filed pursuant to Section 12 of the Securities Exchange Act of 1934 on October 12, 1999.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.  Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

The Registrant’s bylaws provide that the Registrant will indemnify its directors and officers and may indemnify its employees and other agents to the fullest extent permitted by Delaware General Corporation Law.  The Registrant’s bylaws allow the Registrant to purchase insurance for any person whom the Registrant is required or permitted to indemnify.  The Registrant has obtained a policy of directors’ and officers’ liability insurance that insures such persons against the cost of defense, settlement or payment of a judgment under certain circumstances.

The Registrant has entered into agreements with its directors and executive officers regarding indemnification.  Under these agreements, the Registrant will indemnify them against amounts actually and reasonably incurred in connection with an actual, or a threatened, proceeding if any of them may be made a party because of their role as one of the Registrant’s directors or officers.  The Registrant is obligated to pay these amounts only if the officer or director acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the Registrant’s best interests. With respect to any criminal proceeding, the Registrant is obligated to pay these amounts only if the officer or director had no reasonable cause to believe his or her conduct was unlawful.  The indemnification agreements also set forth procedures that will apply in the event of a claim for indemnification thereunder.

In addition, the Registrant’s certificate of incorporation provides that to the fullest extent permitted under Delaware General Corporation Law as the same exists or as may hereafter be amended, no director of the Registrant shall be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director.  This provision does not eliminate a director’s duty of care.  Each director will continue to be subject to liability for:

•                  breach of the director’s duty of loyalty to the Registrant,

•                  acts or omissions not in good faith or involving intentional misconduct or knowing violations of law,

•                  acts or omissions that the director believes to be contrary to the Registrant’s best interests or the Registrant’s stockholders,

•                  any transaction from which the director derived an improper personal benefit, and

•                  for improper distributions to stockholders and loans to directors and officers.

This provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

Exhibit Number	Document

4.1	1999 Stock Plan and form of Option Agreement thereunder.
4.2	1999 Employee Stock Purchase Plan.
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation (“WSGR”), as to legality of securities being registered.
23.1	Consent of Independent Registered Public Accounting Firm.
23.2	Consent of WSGR (contained in Exhibit 5.1).
24.1	Power of Attorney (see page 4).

Item 9. Undertakings

(a) The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, as amended (the “Securities Act”), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the items described in Item 6 of Part II of this registration statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, QuickLogic Corporation, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on March 23, 2005.

QuickLogic Corporation

By:	/s/ E. Thomas Hart
E. Thomas Hart, Chief Executive Officer, President and Chairman of the Board

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints E. Thomas Hart and Carl M. Mills and each of them, acting individually, as his attorney-in-fact, with full power of substitution, for him and in any and all capacities, to sign any and all amendments to this registration statement on Form S-8 (including post-effective amendments) and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney to any and all amendments to the registration statement.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ E. Thomas Hart	Chairman, President and Chief Executive Officer	March 23, 2005
E. Thomas Hart	(Principal Executive Officer)

/s/ Carl M. Mills	Vice President, Finance, Chief Financial Officer and	March 23, 2005
Carl M. Mills	Secretary (Principal Financial Officer and Principal Accounting Officer)

/s/ Donald P. Beadle	Director	March 23, 2005
Donald P. Beadle

/s/ Michael J. Callahan	Director	March 23, 2005
Michael J. Callahan

/s/ Arturo krueger	Director	March 23, 2005
Arturo Krueger

/s/ Gary H. Tauss	Director	March 23, 2005
Gary H. Tauss

INDEX TO EXHIBITS

Exhibit Number	Document

4.1	1999 Stock Plan and form of Option Agreement thereunder.
4.2	1999 Employee Stock Purchase Plan.
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation (“WSGR”), as to legality of securities being registered.
23.1	Consent of Independent Registered Public Accounting Firm.
23.2	Consent of WSGR (contained in Exhibit 5.1).
24.1	Power of Attorney (see page 4).